Exhibit 99.1

               ASTEA REPORTS PROFITABLE THIRD QUARTER 2006 RESULTS

                  PROFITABLE QUARTER, SIGNIFICANT CUSTOMER WINS

    HORSHAM, Pa., Nov. 10 /PRNewswire-FirstCall/ -- Astea International Inc. (Nasdaq: ATEA), a global provider of service lifecycle management solutions, today released financial results for the third quarter of 2006.
    For the third quarter ended September 30, 2006, Astea reported revenues of $6.5 million compared to revenues of $8.2 million for the same period in 2005. Net profit for the third quarter was $174 thousand or $.05 per share, compared to a net profit of $2.8 million or $.94 per share for the same period in 2005. License revenues were $2.2 million compared to $4.8 million in 2005. Total service and maintenance revenue increased 24% to $4.3 million compared to $3.4 million for the same period in 2005. The company continues to maintain a debt-free position and a strong working capital ratio.

    "The third quarter showed a nice rebound and we are pleased with the increasing pace of revenue growth fueled by a strong demand for our service lifecycle management solutions," said Zack Bergreen, Chairman and CEO, Astea International. "The third quarter was very solid for Astea in terms of new customer acquisitions, existing customer expansions and competitive wins. Obviously the results are less than those in the third quarter of last year, but that particular quarter we benefited from an unusually large enterprise deal with a customer. Compared to our results earlier this year, we demonstrated substantial improvement. Our acquisition of FieldCentrix has really helped us enhance our mobile technology offering, and has been a key contributor to our recent successes. We continue to see strong momentum and our focus on sales execution, product innovation and product quality are clear competitive differentiators for Astea."

    THIRD QUARTER HIGHLIGHTS
      -- Attained several significant new customers, such as Danka Office
         Imaging Company (US), a leading independent provider of copiers, printers, and imaging products who will be deploying Alliance Mobile for approximately 1,250 field technicians; Siemens Business Services
         (US), a leading provider of systems integration and outsourced technology services, offering network management and outsourced desktop support services intends to leverage Astea's Alliance Suite and Alliance Mobile to support more than 1,500 users; and Technology Integration Group (US), a single source of IT solutions for small, medium, enterprise, government and education organizations, will be implementing Astea Alliance to support more than 240 corporate and field engineers.

      -- Existing customers such as AT&T (US); Fuji Photo Film (US); The
         Linc Group (US); and Ascent Media Systems & Technology Services (US) continue to expand their existing configurations with additional licensing for more users and functionality.

      -- Successfully rolled out Astea Alliance for XPL in Fiji, Seiko in
         Japan, RCR Tomlinson in Australia, and Mettler-Toledo in Thailand.

      -- Astea named to Deloitte's Technology Fast 50 List, for the greater
         Philadelphia area, which is based on the percentage revenue growth over five years, from 2001-2005.

    Astea will host a conference call that will be broadcast live over the Internet on Friday, November 10, 2006 at 11:00 AM ET to discuss the Company's third quarter financial results. Investors can access the call from the Company's Web site at http://www.astea.com/about_investors.asp. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

    About Astea International

    Astea is a global provider of service management software that addresses the unique needs of companies who manage capital equipment, mission critical assets and human capital. The Astea Alliance suite supports the complete service lifecycle, from lead generation and project quotation to service and billing through asset retirement. It integrates and optimizes critical business processes for Contact Center, Field Service, Depot Repair, Logistics, Professional Services, and Sales & Marketing. Astea extends its application suite with portal, business intelligence, dynamic scheduling, and mobile solutions. Since its inception in 1979, Astea has licensed applications to companies in a wide range of sectors including information technology, telecommunications, instruments & controls, business systems, and medical devices.

    Astea and Astea Alliance are trademarks of Astea International Inc.
    All other company and product names contained herein are trademarks of the respective holders.

    This press release contains forward-looking statements and expectations of future results that are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could materially affect future results. Among these risk factors are possibilities that the companies mentioned in this press release may not purchase licenses for Astea Alliance, the continuing acceptance of Astea's products, general competitive pressures in the marketplace, and continued overall growth in the customer relationship management solutions industry. Further information regarding these as well as other key risk factors and meaningful cautionary statements that could affect the Company's financial results are included at length in the Company's Form 10-K for the fiscal year ended December 31, 2005, as supplemented in the 10-Q for the Quarter ended September 30, 2006 as filed with the Securities and Exchange Commission.

SOURCE  Astea International Inc.
    -0-                             11/10/2006
    /CONTACT: Investor Relations: Rick Etskovitz, Chief Financial Officer, Astea International Inc., +1-215-682-2500, retskovitz@astea.com/
    /Web site:  http://www.astea.com
             http://www.astea.com/about_investors.asp /